                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       AMERICA WEST HOLDINGS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[America West Holdings Letterhead]

                                 April 3, 1997

To Our Stockholders:

     On behalf of the Board of Directors, it is our pleasure to invite you to attend the Annual Meeting of Stockholders of America West Holdings Corporation to be held at the Arizona Historical Society Museum, 1300 N. College Avenue, in Tempe, Arizona on May 2, 1997, at 10:00 a.m. (Mountain Standard Time). A Notice of the Meeting, Proxy Statement and form of proxy are enclosed with this letter.

     We hope that you will be able to attend the annual meeting. Your vote is important. If you cannot be present, please execute and return the proxy card in the enclosed envelope so that your shares will be represented. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership. We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ William A. Franke

                                          William A. Franke
                                            Chairman of the Board
                                            and Chief Executive Officer

                       AMERICA WEST HOLDINGS CORPORATION
                               51 W. THIRD STREET
                              TEMPE, ARIZONA 85281
                            ------------------------

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 2, 1997
                            ------------------------

TO THE STOCKHOLDERS:

     The 1997 Annual Meeting of Stockholders of America West Holdings Corporation (the "Company") will be held at the Arizona Historical Society Museum, 1300 N. College Avenue, in Tempe, Arizona on May 2, 1997, at 10:00 a.m. (Mountain Standard Time) for the following purposes:

          1. To elect 15 directors, each to serve for a term of one year and until his or her successor shall have been properly elected and shall qualify;

          2. To amend the America West 1994 Incentive Equity Plan by increasing the maximum number of shares of the Company's Class B Common Stock available under the Plan from 3.5 million to 7.5 million; and

          3. To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

     The holders of record of the Company's common stock at the close of business on March 14, 1997 are entitled to notice of and to vote at the meeting with respect to all proposals. We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

                                          By Order of the Board of Directors

                                          /s/ Patricia Penwell

                                          Patricia Penwell
                                            Corporate Secretary

Tempe, Arizona
April 3, 1997

                       AMERICA WEST HOLDINGS CORPORATION
                               51 W. THIRD STREET
                              TEMPE, ARIZONA 85281
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                            MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 2, 1997
                            ------------------------

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of America West Holdings Corporation ("Holdings" and, together with its wholly owned subsidiary America West Airlines, Inc., the "Company" or "America West") for use at the Annual Meeting of Stockholders of the Company or any adjournment thereof (the "Meeting") to be held at the Arizona Historical Society Museum, 1300 N. College Avenue, in Tempe, Arizona on May 2, 1997, at 10:00 a.m. (Mountain Standard Time), for the purposes set forth in the notice attached hereto. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about April 3, 1997.

     Effective midnight December 31, 1996, America West Airlines, Inc. ("AWA") became a direct wholly owned subsidiary of Holdings. Each share of Class A Common Stock of AWA was exchanged for one share of Class A Common Stock of Holdings and each share of Class B Common Stock of AWA was exchanged for one share of Class B Common Stock of Holdings. Each Warrant, which previously entitled the holder to purchase from AWA one share of Class B Common Stock of AWA, now entitles the holder to purchase from AWA one share of Class B Common Stock of Holdings.

     The nominees for director of Holdings and the nominees for director of AWA are identical. A vote for any nominee to the Board of Directors of Holdings constitutes a vote for such nominee to also serve as a member of the Board of Directors of AWA.

THE PROXY

     Stockholders submitting proxies may revoke them at any time before they are voted by notifying Patricia Penwell, Corporate Secretary of the Company, in writing of such revocation or by execution of a subsequent proxy sent to Ms. Penwell, Corporate Secretary, America West Holdings Corporation, 51 W. Third Street, Tempe, Arizona 85281, or by attending the Meeting in person and giving notice of revocation to the Inspectors of Election at the Meeting. Any such revocation, or subsequent proxy, must be received prior to the commencement of voting at the Meeting to be effective. A proxy will be voted in the manner specified on the proxy, or if no manner is specified, it will be voted in favor of the proposals set forth in the notice attached hereto.

     The Company will bear the costs of this solicitation. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee estimated at $6,500, plus reimbursement of out-of-pocket expenses. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telex, fax and personal interview by employees and directors of the Company, none of whom will receive additional compensation therefor. The Company has also requested brokers or nominees who held common stock in street name on the record date to forward proxy soliciting material to the beneficial owners of such stock at the Company's expense.

RECORD DATE AND VOTING SECURITIES

     The Board of Directors has fixed the close of business on March 14, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, the Company had outstanding and entitled to vote 1,200,000 shares of its Class A common stock, par value $.01 per share ("Class A Common Stock"), and 44,597,298 shares of its Class B common stock, par value $.01 per share ("Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The shares of Common Stock are the Company's only outstanding voting securities.

     Subject to certain limitations on voting by non-U.S. citizens, each share of Class A Common Stock held of record is entitled to 50 votes per share and each share of Class B Common Stock held of record is entitled to one vote per share. Holders of Class A Common Stock and Class B Common Stock vote together as a single class for all matters submitted to a vote of the stockholders. The presence at the Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the outstanding Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock represented by a properly signed and returned proxy will be counted as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. In establishing the presence of a quorum, abstentions and broker non-votes will be included in the determination of the number of shares represented at the Meeting.

     Proposal 1 (relating to the election of directors) will require a plurality of the votes cast at the Meeting. Accordingly, abstentions or broker non-votes will not be included in the tally of votes cast and, therefore, will not affect the outcome of the election of directors.

     All other matters to come before the Meeting (including Proposal 2, relating to the approval of the proposed amendment to the America West 1994 Incentive Equity Plan) require the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Meeting and entitled to vote. Therefore, abstentions will have the same effect as a vote against the proposals on such matters. Broker non-votes, however, are not included in the tally of shares present for voting purposes and, therefore, will not affect the outcome of the voting on any such proposal.

 Votes at the Meeting will be tabulated by Inspectors of Election appointed by the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of the outstanding Common Stock of the Company by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock of America West,
(ii) the five executive officers of the Company named in the Summary Compensation Table, (iii) each director of the Company, and (iv) all executive officers and directors of America West as a group. The information set forth in the following table is as of February 28, 1997, except that it gives effect to the purchase (effective March 13, 1997) by AWA of all the Warrants to purchase Class B Common Stock held by TPG Partners, L.P. ("TPG") and its affiliates (see footnote 3 below).

                                         CLASS A SHARES             CLASS B SHARES        CLASS A AND B
                                       BENEFICIALLY OWNED         BENEFICIALLY OWNED        COMBINED
                                     -----------------------    -----------------------   VOTING POWER
        BENEFICIAL OWNER(1)            NUMBER     PERCENTAGE     NUMBER      PERCENTAGE    PERCENTAGE
-----------------------------------  ----------   ----------    ---------    ----------   -------------
TPG Partners, L.P.(2)..............     941,431       78.5%     1,946,359(3)     4.4%          46.9%(3)
  201 Main Street
  Suite 2420
  Fort Worth, Texas 76102
Continental Airlines, Inc
  ("Continental")(4)...............     158,569       13.2%       317,140(5)     0.7%           7.9%(5)
  2929 Allen Parkway
  Houston, Texas 77019
Mesa Air Group, Inc. ("Mesa")......     100,000        8.3%     1,000,269(6)     2.2%           5.7%(6)
  2525 30th Street
  Farmington, New Mexico 87401
FMR Corp. ("Fidelity").............          --         --      4,398,121(7)     9.6%           4.2%(7)
  82 Devonshire Street
  Boston, MA 02109
Wellington Management Company......          --         --      6,034,200(8)    13.5%           5.8%(8)
  75 State Street
  Boston, Massachusetts 02109
The Equitable Companies
  Incorporated.....................          --         --      4,722,387(9)    10.6%           4.5%(9)
  787 Seventh Avenue
  New York, New York 10019
William A. Franke..................          --         --        829,334(10)     1.9%            *
Richard R. Goodmanson..............          --         --         50,000(11)       *             *
John R. Garel......................          --         --         75,000(12)       *             *
W. Douglas Parker..................          --         --         75,000(12)       *             *
Michael A. Vescuso.................          --         --         55,000(13)       *             *
Julia Chang Bloch..................          --         --          9,000(14)       *             *
Stephen F. Bollenbach..............          --         --          9,000(14)       *             *
Frederick W. Bradley, Jr...........          --         --          9,000(14)       *             *
James G. Coulter(15)...............   1,100,000       91.7%     2,272,499(14)     5.1%         54.8%
John F. Fraser.....................          --         --          9,000(14)       *             *
John L. Goolsby....................          --         --         14,000(14)       *             *
Richard C. Kraemer.................          --         --         19,000(14)       *             *
John R. Power, Jr..................          --         --          9,000(14)       *             *
Larry L. Risley(16)................     100,000        8.3%     1,009,269(14)     2.2%          5.7%
Frank B. Ryan......................          --         --          9,000(14)       *             *
Richard P. Schifter(17)............     941,431       78.5%     1,955,359(14)     4.4%         46.9%
John F. Tierney....................          --         --          9,000(14)       *             *
Raymond S. Troubh..................          --         --         11,500(14)       *             *
All executive officers and
  directors as a group (22
  persons).........................   1,200,000      100.0%     4,579,937(18)     9.9%         60.7%(18)

---------------
  *  Less than 1%.
 (1) Information with respect to each beneficial owner of 5% or more of a class of the Company's Common Stock is based solely on Schedules 13D or 13G filed by such beneficial owners with the Securities and Exchange Commission. Pursuant to a stockholders' agreement dated December 19, 1996 between TPG, TPG Parallel (as defined below), Air Partners II (as defined below), Continental, Mesa, certain stockholder representatives and the Company, shares held by any of such entities could be considered beneficially owned by the other entities. The information below reflects securities directly held by such entities.

 (2) TPG is a Delaware limited partnership whose general partner is TPG GenPar, L.P., a Delaware limited partnership ("TPG GenPar"). The general partner of TPG GenPar is TPG Advisors, Inc., a Delaware corporation ("TPG Advisors"). The executive officers and directors of TPG Advisors are: David Bonderman (director and president), James G. Coulter (director and vice president), William Price (director and vice president), James O'Brien (vice president, treasurer and secretary), Richard P. Schifter (vice president) and Richard
     A. Ekleberry (vice president). Includes 78,644 shares of Class A Common Stock and 162,592 shares of Class B Common Stock owned by TPG Parallel I, L.P., a Delaware limited partnership ("TPG Parallel"), and 82,314 shares of Class A Common Stock and 170,181 shares of Class B Common Stock owned by Air Partners II, L.P., a Texas limited partnership ("Air Partners II"). The general partner of each of TPG Parallel and Air Partners II is TPG GenPar. No other persons control TPG, TPG GenPar, TPG Advisors, TPG Parallel or Air Partners II.

 (3) Effective as of March 13, 1997, AWA purchased Warrants to purchase 1,584,915, 159,580, and 167,028 shares of Class B Common Stock, respectively, from TPG, TPG Parallel and Air Partners II, respectively. Excludes 9,000 shares of Class B Common Stock underlying stock options held by Mr. Schifter and 9,000 shares of Class B Common Stock underlying stock options held by Mr. Coulter.

 (4) Mr. Bonderman and Mr. Price are directors of Continental. Messrs. Bonderman and Coulter, through their control positions in Air Partners, L.P., a special purpose partnership formed in 1992 to participate in the funding of the reorganization of Continental and a significant shareholder in Continental, may be deemed to own beneficially a significant percentage of Continental's common stock.

 (5) Excludes 9,000 shares of Class B Common Stock underlying stock options held by Mr. Coulter.

 (6) Includes 799,767 shares of Class B Common Stock that may be acquired upon the exercise of Warrants by Mesa. Excludes 9,000 shares of Class B Common Stock underlying stock options held by Mr. Risley.

 (7) As of March 13, 1997, includes 991,721 shares of Class B Common Stock that may be acquired upon the exercise of Warrants. The Class B Common Stock and Warrants are owned directly by various funds and accounts advised by Fidelity Management & Research Company ("FMRC"), Fidelity International Limited ("FIL"), or Fidelity Management Trust Company ("FMTC"). 3,401,300 shares of Class B Common Stock are beneficially owned by FMRC, a wholly owned subsidiary of FMR Corp. and an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940, as a result of its serving as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to certain other funds which are generally offered to limited groups of investors. 834,621 shares of Class B Common Stock are beneficially owned by FMTC, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 ("Exchange Act"), as a result of its serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans and serving as investment advisor to certain other funds which are generally offered to limited groups of investors. 210,400 shares of Class B Common Stock are beneficially owned by FIL, a majority owned subsidiary of FMRC, as a result of its serving as investment adviser to various non-U.S. investment companies. FMR Corp. has sole voting power with respect to 768,821 shares and sole dispositive power with respect to 4,187,721 shares. FIL has sole voting and dispositive power with respect to all the shares it beneficially owns.

 (8) Includes shares owned by numerous investment advisory clients of Wellington Trust Company, NA, a wholly owned subsidiary of Wellington Management Company, LLP ("Wellington"). Wellington, in its capacity as investment advisor, may be deemed to beneficially own such shares.

 (9) Includes 1,491,400 shares held by The Equitable Life Assurance Society of the United States, 3,221,040 shares held by Alliance Capital Management L.P. and 9,947 shares held by Donaldson, Lufkin & Jenrette Securities Corporation.

(10) Excludes 171,000 shares underlying stock options that are not exercisable within 60 days of the date hereof.

(11) Excludes 350,000 shares underlying stock options that are not exercisable within 60 days of the date hereof.

(12) Excludes 125,000 shares underlying stock options held by each of Mr. Garel and Mr. Parker that are not exercisable within 60 days of the date hereof.

(13) Excludes 125,000 shares underlying stock options held by Mr. Vescuso that are not exercisable within 60 days of the date hereof. Mr. Vescuso has advised the Company of his intent to retire from the Company upon appointment of his successor.

(14) Includes 9,000 shares of Class B Common Stock that may be acquired upon exercise of stock options.

(15) Includes shares of Class A Common Stock and Class B Common Stock beneficially owned by TPG, TPG Parallel, Air Partners II and Continental. In connection with Mr. Coulter's positions described in footnotes (2) and
     (4) above, Mr. Coulter may be deemed to own beneficially such shares. Mr. Coulter disclaims beneficial ownership of such shares.

(16) Includes shares of Class A Common Stock and Class B Common Stock beneficially owned by Mesa. Through his position as chairman and chief executive officer of Mesa, Mr. Risley may be deemed to own beneficially such shares. Mr. Risley disclaims beneficial ownership of such shares.

(17) Includes shares of Class A Common Stock and Class B Common Stock beneficially owned by TPG, TPG Parallel and Air Partners II. In connection with Mr. Schifter's position described in footnote (2) above, Mr. Schifter may be deemed to own beneficially such shares. Mr. Schifter disclaims beneficial ownership of such shares.

(18) Includes 1,774,102 shares of Class B Common Stock that may be acquired upon exercise of Warrants and stock options.

                              GENERAL INFORMATION

ROLE OF THE BOARD OF DIRECTORS

     The Board of Directors establishes the broad policies of the Company and is responsible for the overall performance of the Company. The Board is comprised of 15 directors with a broad range of domestic and international financial, management and business expertise. Certain of the Company's principal stockholders are parties to a stockholders' agreement relating to the composition of the Company's Board of Directors. See "Stockholders' Agreement" below.

     The Board held nine meetings during 1996. Each incumbent director attended at least 75% of the meetings in 1996 of the Board and the committees on which such director serves except Messrs. Bollenbach, Coulter and Fraser, who attended 73%, 72% and 67%, respectively, of the aggregate number of Board and committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has four standing committees: a Compensation/Human Resources Committee (the "Compensation Committee"), an Audit Committee, an Executive Committee and a Special Committee. The Company does not maintain a standing nominating committee.

     The Compensation Committee, comprised of Ms. Bloch, Messrs. Kraemer (Chair), Bollenbach, Bradley and Schifter, reviews all aspects of compensation and promotion of officers of the Company and matters relating to employee compensation generally and significant employee benefit plans and programs, including the America West 1994 Incentive Equity Plan. In 1996, the Compensation Committee met eight times.

     The Audit Committee, comprised of Messrs. Goolsby (Chair), Risley, Ryan and Troubh, recommends selection of the Company's independent auditors, reviews the financial statements of the Company and considers such other matters relating to the internal and external audits of the financial affairs of the Company as may be necessary. In 1996, the Audit Committee met five times.

     The Executive Committee, comprised of Messrs. Franke (Chair), Bradley, Coulter and Power, has all of the powers of the Board of Directors in the management of the affairs and business of the Company during the intervals between meetings of the full Board, subject to certain limitations. The Executive Committee met nine times in 1996, and addressed various matters as to which it was felt unnecessary to convene the entire Board, including, at the Board's direction, approval of individual transactions pursuant to the Company's stock repurchase plan.

     The Special Committee, comprised of Messrs. Bradley (Chair), Bollenbach, Goolsby and Kraemer, considers, as and when presented to it by senior management, potential acquisition or investment transactions outside the ordinary course of the Company's business. The Special Committee is not authorized to initiate or approve any transaction on behalf of the Company. The Special Committee met five times in 1996.

DIRECTOR COMPENSATION

     At its December 1996 meeting, the Board of Directors voted to change the way non-employee directors are compensated. These changes, discussed below, are intended to align more closely the financial interests of America West's non-employee directors (directors who are not officers or employees of the Company) with those of common stockholders in general by increasing the amount of annual compensation paid in stock and by setting a target for stock ownership by all non-employee directors (as discussed below).

     For 1996, each non-employee director received an annual retainer of $15,000 plus $1,000 for each Board or committee meeting attended and was automatically granted, pursuant to the America West 1994 Incentive Equity Plan, an option to purchase 3,000 shares of Class B Common Stock at the closing market price per share on the date of grant. For 1997 and each subsequent year of service, each non-employee director will receive an annual cash retainer of $10,000 plus $1,000 for each Board or committee meeting attended and (i) will be automatically granted, pursuant to the America West 1994 Incentive Equity Plan (as amended through and in effect on January 1, 1997, the "Incentive Plan"), an option to purchase 3,000 shares of Class B Common Stock at the closing market price per share on the date of grant and (ii) subject to stockholder approval of the proposed amendment described in PROPOSAL 2, will be automatically awarded, pursuant to the Incentive Plan, that number of unrestricted shares of Class B Common Stock determined by dividing $13,000 by the closing market price per share on December 31 of the preceding year. Pursuant to the Incentive Plan, each new non-employee director will automatically receive on the date of initial election or appointment an option to purchase 3,000 shares of Class B Common Stock at the closing market price per share on the date of grant. Effective January 1, 1997, Holdings established a stock ownership goal, attainable over a five-year period, of $115,000 for each non-employee director. For purposes of such goal, shares of Class B Common Stock are valued at the current market value and vested options are valued at 50% of the exercise price.

     The Company's non-employee directors, their spouses or companions and their dependant children are provided transportation on AWA and reimbursement for federal and state income taxes incurred thereon. During 1996, the average value of this transportation was approximately $1,200 per director.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information for the years ended December 31, 1996, 1995 and 1994 with respect to compensation for services to America West paid to (i) the chief executive officer and (ii) the four highest paid executive officers (other than the chief executive officer) based on 1996 salaries and bonuses (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                COMPENSATION AWARDS
                                             ANNUAL COMPENSATION           ------------------------------
                                     -----------------------------------                      SECURITIES
                                                          OTHER ANNUAL     RESTRICTED STOCK   UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION YEAR      SALARY    BONUS    COMPENSATION(2)       AWARD(S)      OPTIONS/SARS   COMPENSATION
--------------------------- ----     --------  --------  ---------------   ----------------  ------------   ------------
William A. Franke(1)....... 1996     $500,000        --      $84,504          $1,849,500(3)      71,000      $    8,465(4)
  Chairman of the Board and 1995     $300,000        --           --          $  235,089(3)     300,000      $    9,255
  Chief Executive Officer
    of                      1994     $450,000        --      $ 5,625          $   96,250(3)     355,000      $1,224,375(5)
  Holdings; Chairman of the
  Board of AWA
Richard R. Goodmanson(1)... 1996     $216,667        --           --          $  981,250(6)     350,000      $  175,807(7)
  President of Holdings;
  President and Chief
  Executive Officer of AWA
John R. Garel(1)........... 1996     $216,667        --           --                  --         85,000      $    1,050(8)
  Senior Vice President-    1995     $141,670  $ 97,639           --                  --        115,000      $  139,923(9)
  Marketing and Sales of
  AWA
W. Douglas Parker(1)....... 1996     $211,667        --           --                  --         85,000      $   95,940(10)
  Senior Vice President and 1995     $108,625  $ 73,964           --                  --        115,000      $   59,166(11)
  Chief Financial Officer
  of AWA and Holdings
Michael A. Vescuso(1)...... 1996     $203,333        --           --                  --         85,000      $    5,137(12)
  Senior Vice President-    1995     $188,750  $136,000           --                  --         30,000      $   10,980
  Human Resources           1994     $ 22,211        --           --                  --         85,000      $   11,184
  of AWA

---------------
 (1) Prior to February 4, 1997, Mr. Franke served as Chief Executive Officer and President of AWA and as President of Holdings. Mr. Goodmanson joined the Company in June 1996. On February 4, 1997, Mr. Goodmanson was elected Chief Executive Officer and President of AWA and President of Holdings. Messrs. Garel and Parker joined the Company during 1995. Mr. Vescuso joined the Company during 1994. Salary amounts for the year of initial employment reflect payments for the portion of such year the executive officer was employed by the Company. Bonuses granted to the officers who joined the Company after March 31, 1995 were prorated for the portion of the year employed by the Company. Mr. Vescuso has announced that he will resign from the Company effective upon designation of his successor.

 (2) For 1996, of the Named Executive Officers, only Mr. Franke received perquisites or other personal benefits in an aggregate amount in excess of the lesser of $50,000 or 10% of their respective annual salaries. Mr. Franke's other annual compensation includes a premium paid by the Company for whole life insurance of $72,054.

 (3) Reflects restricted grants pursuant to the Incentive Plan of 11,000 shares in December 1994, 30,334 shares in January 1995, and 108,000 shares in January 1996. The aggregate market value of restricted stock holdings at December 31, 1996 was $2,370,677. The 1994 and 1995 grants are fully vested. The 1996 grant vests at a rate of 3,000 shares per month starting January 1996, becoming fully vested on December 31, 1998.

 (4) Reflects premium paid by Company for term life insurance for Mr. Franke of $4,870 and matching contributions made by the Company under its 401(k) plan of $3,595.

 (5) Includes 125,000 shares of Class B Common Stock issued to Mr. Franke pursuant to Bankruptcy Court order as a success bonus following AWA's emergence from bankruptcy in 1994.

 (6) Reflects restricted grant pursuant to the Incentive Plan of 50,000 shares in June 1996. The aggregate market value of restricted stock holdings at December 31, 1996 was $793,750.

 (7) Includes a payment of $100,000 to Mr. Goodmanson upon his joining the Company to compensate for benefits foregone in connection with his resignation from his prior employer. Also includes reimbursement for moving expenses of $74,427 and premium paid by the Company for term life insurance of $1,380.

 (8) Reflects premium paid by the Company for term life insurance for Mr. Garel of $1,050.

 (9) Includes a bonus of $50,000 paid to Mr. Garel upon his joining the Company and reimbursement for moving expenses of $73,900.

(10) Reflects premium paid by the Company for life insurance for Mr. Parker of $600 and reimbursement for moving expenses of $95,340.

(11) Amount includes a bonus of $45,000 paid to Mr. Parker upon his joining the Company.

(12) Reflects premium paid by the Company for term life insurance for Mr. Vescuso of $1,485 and matching contributions made by the Company under its 401(k) plan of $3,652.

STOCK OPTIONS

     The following table reflects certain information regarding stock options granted to the Named Executive Officers during 1996.

                             OPTION GRANTS IN 1996

                                                INDIVIDUAL GRANTS
                                --------------------------------------------------
                                NUMBER OF     PERCENT OF
                                SECURITIES   TOTAL OPTIONS
                                UNDERLYING    GRANTED TO
                                 OPTIONS       EMPLOYEES     EXERCISE   EXPIRATION      GRANT DATE
             NAME               GRANTED(1)      IN 1996       PRICE        DATE      PRESENT VALUE(5)
------------------------------  ----------   -------------   --------   ----------   ----------------
William A. Franke.............     71,000(2)       3.5%      $12.000     10/28/06       $  355,333

Richard R. Goodmanson.........    250,000(3)      12.1%      $19.625      5/22/06       $2,046,175
                                  100,000(4)       4.9%      $12.000     10/28/06       $  500,470

John R. Garel.................     25,000(3)       1.2%      $20.875      2/26/06       $  217,650
                                   60,000(4)       2.9%      $12.000     10/28/06       $  300,282

W. Douglas Parker.............     25,000(3)       1.2%      $20.875      2/26/06       $  217,650
                                   60,000(4)       2.9%      $12.000     10/28/06       $  300,282

Michael A. Vescuso............     25,000(3)       1.2%      $20.875      2/26/06       $  217,650
                                   60,000(4)       2.9%      $12.000     10/28/06       $  300,282

---------------
(1) All options were granted under the Incentive Plan.

(2) Option vests over a twenty-six month period.

(3) Option vests over a three-year period.

(4) Option vests over a four-year period.

(5) The value has been calculated using a variation of the Black-Scholes stock option valuation methodology. The applied model assumed a stock price volatility of 43.13%, a risk-free rate of return of 6.3% and no dividends. Options have an exercise period of ten years; however, the estimated effective option life for each person is approximately four years from the date of the grant.

OPTION EXERCISES AND HOLDINGS

     The following table reflects certain information regarding the number of unexercised options held by the Named Executive Officers and outstanding at December 31, 1996. No options were exercised by the Named Executive Officers during the year ended December 31, 1996.

                      AGGREGATED OPTION EXERCISES IN 1996
                        AND YEAR END 1996 OPTION VALUES

                                                    NUMBER OF
                                              SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                             UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                  YEAR END 1996                AT YEAR END(1)
                                           ---------------------------   ---------------------------
                  NAME                     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------  -----------   -------------   -----------   -------------
William A. Franke........................    555,000        171,000      $2,979,375      $ 275,125
Richard R. Goodmanson....................         --        350,000              --      $ 387,500
John R. Garel............................     38,334        161,666      $  231,880      $ 696,245
W. Douglas Parker........................     38,334        161,666      $  207,088      $ 646,663
Michael A. Vescuso.......................     46,667        133,333      $  291,252      $ 494,373

---------------
(1) Based on the excess of the option exercise prices over the closing sales price of the Class B Common Stock on the New York Stock Exchange on December 31, 1996 ($15.875 per share).

PERFORMANCE GRAPH

     The following performance graph compares the Company's cumulative total stockholder return on its Class B Common Stock with the cumulative total return of the S&P 500 Index and the S&P Airlines Index since August 26, 1994, the date on which the Company's Class B Common Stock was issued in connection with the Company's emergence from bankruptcy and the commencement of trading on the New York Stock Exchange.

     This performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

              COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURNS*

                                  Am. West     S&P Airlines**    S&P 500**
8/26/94                                100             100             100
9/30/94                               87.6            87.4            97.7
12/31/94                              52.9            83.5            96.9
3/31/95                                 57            99.5           105.7
6/30/95                               80.2             122             115
9/29/95                              102.5             120           123.4
12/29/95                             112.4           121.9             130
3/31/96                              141.3           144.7           136.2
6/28/96                              145.5           147.6           141.5
9/30/96                               77.7           126.1           145.1
12/31/96                               105          133.52           156.3

          * Assumes $100 invested on August 26, 1994 in each of the Class B Common Stock of the Company, the S&P Airlines Index and the S&P 500 Index (dividends reinvested).

         ** Prepared by Standard & Poor's Composite, a division of McGraw Hill.

COMPENSATION COMMITTEE REPORT

     The Company's compensation program for all executive officers, including the Named Executive Officers, is administered by the Compensation Committee. The Compensation Committee currently consists of five members, none of whom is a current or former employee or officer of the Company and one of whom is affiliated with TPG, which, as indicated under "Principal Stockholders" above, is a principal stockholder of the Company.

     Set forth below is a report submitted by the current Compensation Committee addressing the Company's executive compensation program.

  General

     The Company's executive compensation program consists of (i) an annual compensation plan, the principal elements of which are base salaries and annual incentive bonuses and (ii) the America West 1994

Incentive Equity Plan (as amended through and in effect on January 1, 1997, the "Incentive Plan"), a long-term compensation plan under which executives and other key salaried employees may be awarded stock-based compensation, including stock options, stock appreciation rights, restricted stock, unrestricted stock, phantom shares, performance units and cash tax rights.

     The Compensation Committee meets regularly throughout the year to review general compensation issues and determines the compensation of all officers and other key salaried employees of the Company. The Compensation Committee conducts a comprehensive review of the Company's compensation program, including (i) annually, consultation with an independent consultant and an internal report evaluating executive compensation to ensure consistency and program effectiveness, including the relationship of executive pay to performance and
(ii) every two to three years, a comprehensive report from an independent consultant (retained by the Compensation Committee) relating to the competitiveness of executive compensation at the Company relative to other major airlines and other selected public companies of comparable size.

  Overall Compensation Philosophy and Objectives

     The principal objectives of the Company's executive compensation program are (i) to motivate executives to achieve the Company's strategic, operating and financial goals, (ii) to provide alignment between employee and shareholder interests through stock-based compensation and annual performance bonuses, (iii) to attract and retain high quality employees, and (iv) to provide a compensation package that appropriately recognizes both individual and corporate contributions. The program is designed to be competitive with other major U.S. airlines while also reflecting the Company's size and to place more emphasis on incentive and performance related compensation than on fixed base salaries over time.

  Base Salary

     The Compensation Committee reviews base salaries annually. Annual adjustments are based on several factors, including general levels of market salary increases, the employee's job classification and the Company's financial results. Base salaries are also dependent on the Compensation Committee's subjective evaluation of the performance of the individual employee over time. Thus, employees with higher levels of performance sustained over time generally will be paid correspondingly higher base salaries.

     The Company's strategy with respect to base salaries for its key salaried employees is designed, generally, to (i) avoid dramatic changes to base salaries other than to adjust base salaries over time to reflect market movements and individual performance and (ii) reduce the emphasis on fixed compensation by positioning base salaries below industry levels. The Company obtains market salary data for such purposes. The data is collected with respect to companies of comparable size to the Company in general industry and the airline industry using nationally recognized compensation surveys as well as data from proxy statements for the airlines included in the S&P Airlines Index prepared by Standard & Poor's Composite, a division of McGraw Hill, and from proxy statements for certain other select carriers.

  Annual Incentive Compensation

     The Company's incentive compensation plan, or annual incentive bonus plan, is the program by which executives and other key salaried employees can earn additional cash compensation. The amount of each bonus is determined by the Compensation Committee at the end of each year and is based principally on the Company's financial performance for the year, on individual performance and job classification level and on the extent to which base salaries are below industry levels. The Compensation Committee administers the incentive compensation plan, recommends to the Board of Directors the aggregate amount of annual incentive compensation and approves individual awards. In evaluating an individual's performance, the Compensation Committee may rely on the recommendation of the Chairman and the Chief Executive Officer, whose recommendations will be based on their own subjective evaluation of such individual's performance. The Board of Directors approves the aggregate amount of the incentive compensation awards to all participants.

     The objectives of the Company's annual incentive compensation plan are to motivate and reward the accomplishment of corporate and individual annual objectives, reinforce a strong performance orientation with differentiation and variability in individual awards based on contributions to business results, and enhance rewards for meeting and exceeding corporate and personal objectives. The Company's financial performance must be at or above certain threshold levels (determined annually by the Compensation Committee and the Board of Directors), including a specified amount of earnings before interest, taxes, depreciation and amortization, before any bonus is awarded under the Company's annual incentive compensation plan. Because the Company's financial performance for 1996 did not meet the threshold goal established by the Compensation Committee and the Board of Directors, no payments were made to executives under the Company's annual incentive compensation plan for 1996.

     Mr. Franke does not participate in the Company's annual incentive compensation plan. Instead, as described elsewhere in this report and as provided by his employment agreement, his compensation package places greater emphasis on long-term equity incentives such as restricted stock grants and stock options.

  Stock-Based Compensation

     In 1996, stock-based awards were granted to numerous salaried employees and to non-employee directors. Such awards consist solely of (i) non-qualified stock options granted to executives (including Messrs. Franke and Goodmanson) and other key salaried employees for an aggregate of 2,019,000 shares of Class B Common Stock, (ii) 108,000 shares of restricted stock awarded to Mr. Franke pursuant to his employment agreement, (iii) 50,000 shares of restricted stock awarded to Mr. Goodmanson upon his joining the Company and (iv) non-qualified stock options granted to 13 non-employee directors for an aggregate of 39,000 shares of Class B Common Stock.

     The primary purpose of stock-based awards made under the Incentive Plan is to compensate the recipients in a way that provides a long-term incentive for future performance, thus linking the interests of the recipients with the long-term interests of the stockholders of the Company. In addition, in order to further align the interests of management with the stockholders of America West, the Company recently adopted stock ownership guidelines providing for ownership of Common Stock by executives at multiples of annual salary as provided in the following table:

                   STOCK OWNERSHIP GUIDELINES FOR EXECUTIVES

                          TITLE OF EXECUTIVE             MULTIPLE OF ANNUAL SALARY
                ---------------------------------------  -------------------------
                Chairman of the Board                               5 times
                President                                           3 times
                Senior Vice President                             1.5 times
                Vice President                                   0.75 times

     For purposes of the guidelines, shares of unrestricted stock and shares of restricted stock (regardless of vesting status) are valued at current market price and vested stock options are valued at 50% of the exercise price. Each executive has three years to achieve the applicable ownership guideline. The guidelines are subject to periodic review by the Compensation Committee and the Board of Directors.

     Stock Options. Stock options are an integral part of the Company's executive compensation program. The Compensation Committee believes that stock options are an important and appropriate incentive to employees to meet the Company's long-term goals. By working to increase the Company's stock value, one of the Company's performance goals is met, and the executives and employees are likewise compensated through option value. The Compensation Committee determines the number of options to be granted to an individual based upon a variety of factors, including (i) the individual's job classification level and the extent to which the base salary amount fixed for such job classification level is below industry levels, (ii) an evaluation of the individual's performance, (iii) the longevity in office of the individual, (iv) a subjective evaluation of the individual's retention value to the Company and (v) the results of the various compensation surveys described above. No mathematical weighting formulae will be applied with respect to any of these factors, although the individual's job classification level will normally be a primary factor.

     The Incentive Plan permits the Compensation Committee, in awarding a stock option to an employee, to specify (i) the number of shares covered by such option, (ii) within certain parameters, the manner in which the exercise price shall be payable to the Company, (iii) the required period or periods of continuous service with the Company and the corporate performance objectives (if any) to be achieved before the option can be exercised in whole or in part, (iv) whether such option will be an incentive stock option or a non-qualified stock option or a combination thereof and (v) the period (not to exceed 10 years from the grant date) during which the option may be exercised. With respect to all options granted under the Incentive Plan, the precise number of shares is determined partly on a subjective basis. All stock options granted under the Incentive Plan are exercisable at or above fair market value on the date of grant and will generally vest over a number of years, dependent on continued employment. Each grant is made based on the optionee's overall employment package, without reference to previous stock option grants. The Compensation Committee has generally imposed a three-year vesting schedule for all grants; however, the options granted on October 28, 1996 (see below) will vest over a four-year period or, in the case of the option granted to Mr. Franke, over the remaining term of his employment agreement. The vesting schedules are designed to provide an incentive to create stockholder value over time, since the full benefit of the stock option cannot be realized unless stock appreciation occurs over a number of years. The options granted to non-employee directors may be exercised six months after the date of the grant.

     The Compensation Committee normally awards stock options to eligible employees annually during the first quarter of the year at the same time it reviews and adjusts base salaries. However, in 1996, the Compensation Committee awarded stock options to employees on two separate occasions. On February 22, 1996, the Compensation Committee awarded options to 33 employees covering an aggregate of 406,000 shares and on October 28, 1996 the Compensation Committee awarded options to 46 employees covering an aggregate of 1,041,000 shares. The options awarded in October are in lieu of the stock options that normally would be awarded to the recipients during the first quarter of 1997. Accordingly, it is not anticipated that those employees will receive any stock options in 1997 except in connection with promotions to higher job classification levels. The stock options awarded on October 28, 1996 are subject to approval by the Company's stockholders of an increase in the number of shares available under the Incentive Plan. See "PROPOSAL 2: Amendment to America West 1994 Incentive Equity Plan." Each option previously granted to an employee will become fully exercisable in the event of the optionee's termination of employment by reason of death, disability or retirement or in the event of a "change in control," but may not be exercised after the tenth anniversary of the date of grant or the earlier termination of the option.

     Mr. Franke has received options to purchase 726,000 shares of Class B Common Stock in accordance with his employment agreement and pursuant to the Incentive Plan. In approving these options, the Compensation Committee considered a variety of factors, including (i) Mr. Franke's job classification level and base compensation, (ii) a subjective evaluation of Mr. Franke's performance, including the substantial turnaround of the Company's financial and operating results since the commencement of Mr. Franke's employment with the Company in September 1992, (iii) Mr. Franke's level of responsibility within the Company, (iv) a review of compensation for similarly situated individuals both in the airline industry and in companies of similar size (based on revenues),
(v) a subjective evaluation of Mr. Franke's ability to lead the Company in formulating and implementing its long-term business plan, (vi) a subjective evaluation of Mr. Franke's standing within the Company, in the communities served by the Company and with the Company's investors and suppliers and (vii) a subjective evaluation of Mr. Franke's ability to enhance the Company's stock value and his overall retention value to the Company. In addition, the Compensation Committee also took into account that, under the terms of his employment agreement, Mr. Franke does not receive any annual bonuses or other annual incentive compensation. Effective February 15, 1997, the Company entered into a new employment agreement with Mr. Franke in replacement of his prior employment agreement. See "Employment Agreements."

     Upon joining the Company in 1996, Mr. Goodmanson was awarded an option to purchase 250,000 shares of Class B Common Stock. Subsequently, he received an option to purchase 100,000 shares of Class B Common Stock. In approving these options, the Compensation Committee considered a variety of factors, including
(i) Mr. Goodmanson's job classification level and base compensation, (ii) Mr. Goodmanson's level of responsibility within the Company, (iii) a review of compensation for similarly situated individuals both in the airline industry and in companies of similar size (based on revenues), (iv) a subjective evaluation of Mr. Goodmanson's ability to lead the Company in formulating and implementing its long-term business plan, (v) a subjective evaluation of Mr. Goodmanson's ability to enhance the Company's stock value and his overall retention value to the Company and (vi) a subjective evaluation of Mr. Goodmanson's performance during the first months of his employment with the Company. Effective February 15, 1997, the Company entered into an employment agreement with Mr. Goodmanson. See "Employment Agreements."

     Stock Grants. Restricted stock awards are grants of shares of Class B Common Stock which carry full stockholder privileges, including the right to vote and, subject to limitations (if any) established by the Compensation Committee, the right to receive dividends. No restricted stock awards have been made by the Compensation Committee except to Mr. Franke in accordance with the terms of his employment agreement and except to Mr. Goodmanson upon his joining the Company. In 1996, Mr. Franke and Mr. Goodmanson were awarded 108,000 and 50,000 shares of restricted stock, respectively.

     Effective January 1, 1997, the Incentive Plan was amended to provide for automatic grants of unrestricted stock on December 31 in each year (commencing December 31, 1997) to each non-employee director who is in office on that day. Subject to certain limitations, the number of shares included in each annual grant will be determined by dividing $13,000 by the closing market price of the Company's Class B Common Stock on December 31 of the year preceding the year of the grant. The Board approved this amendment as a part of a new compensation package for non-employee directors. See "General Information -- Director Compensation."

  Other Benefits

     The Company has certain broad-based employee benefit plans in which all employees, including the executives, participate, such as life and health insurance plans and a 401(k) plan and certain flight benefits. Also, officers of the Company are provided director/officer liability insurance coverage. The incremental cost to the Company of such benefits provided under these plans is not material to the Company. Benefits under these plans are not directly or indirectly tied to Company or individual performance.

     Pursuant to the Company's current severance payment policy for executives, its executive officers and senior directors are entitled to receive an amount equal to 200% of the executive officer's base salary and target incentive bonus (or, in the case of senior directors, 100% of the senior director's base salary and target incentive bonus) if, within two years of a "change of control" (as defined in the Incentive Plan), the executive officer or senior director (i) is asked to resign, (ii) is terminated without cause, or (iii) resigns as the result of constructive termination.

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                          Respectfully submitted,

                                          COMPENSATION/HUMAN RESOURCES
                                          COMMITTEE

                                          Richard C. Kraemer, Chairman
                                          Julia Chang Bloch
                                          Stephen F. Bollenbach
                                          Frederick W. Bradley, Jr.
                                          Richard P. Schifter

EMPLOYMENT AGREEMENTS

     Effective as of February 15, 1997, the Company entered into an employment agreement with William A. Franke (which replaces as of such date Mr. Franke's prior employment agreement). The agreement provides that Mr. Franke will serve as the Chairman of the Board and Chief Executive Officer of Holdings and as Chairman of the Board of AWA until December 31, 1998. Under the agreement, Mr. Franke is to receive an annual cash base salary in the amount of $500,000 for the period ending June 30, 1997 and $250,000 for the remaining term of his employment. Mr. Franke's compensation may be increased at the discretion of the Board of Directors at any time and, after September 30, 1997, may be decreased at the discretion of the Board of Directors but not below $100,000. The agreement provides for (i) a $2 million term life insurance policy for the benefit of beneficiaries designated by Mr. Franke, (ii) certain travel privileges, (iii) $51,125 per year increasing annually by the consumer price index as an administrative expense allowance, (iv) certain registration rights in the event the Company registers a sale of its equity securities and (v) a severance payment of $1.5 million ($1.0 million after June 30, 1997) payable to Mr. Franke if the agreement is terminated for certain reasons. The agreement contains provisions relating to confidentiality of Company information and a non-competition clause covering a period of 18 months after termination of the agreement.

     In 1994 and 1995, the Company loaned Mr. Franke $470,282 and $203,136, respectively, for the purpose of enabling him to pay income taxes attributable to certain grants of Class B Common Stock made to Mr. Franke in 1994 and 1995. In January 1996, the Company loaned Mr. Franke an additional $40,000 in connection with such grants. The loans are each payable in two equal installments on September 26, 2000 and September 26, 2001. The 1994 loan bears interest (payable semi-annually) at the rate of 8% per annum (11% per annum after maturity) and the 1995 and 1996 loans bear interest at the rate of 6.02% per annum (10% per annum after maturity). The loans are secured by a portion of the shares granted to Mr. Franke, but are otherwise nonrecourse to Mr. Franke.

     In 1996, the Company loaned Mr. Franke $644,704 for the purpose of enabling him to pay income taxes attributable to a grant of Class B Common Stock made to him in 1996. The loan is payable in two equal installments on September 26, 2000 and September 26, 2001 and bears interest (payable semi-annually) at the rate of 5.65% per annum (10% per annum after maturity). The loan is secured by a portion of the shares granted to Mr. Franke, but is otherwise nonrecourse to him.

     Effective as of February 15, 1997, the Company entered into an employment agreement with Richard R. Goodmanson which provides that Mr. Goodmanson will serve as the President of Holdings and as the President and Chief Executive Officer of AWA until June 17, 1999. Under the agreement, Mr. Goodmanson is to receive an annual cash base salary in the amount of $500,000, which amount may be increased at the discretion of the Board of Directors. If requested by Mr. Goodmanson, the Company has agreed to loan to Mr. Goodmanson up to $600,000 on a nonrecourse basis for payment of taxes in connection with a restricted stock grant previously awarded to Mr. Goodmanson under the Incentive Plan, secured by a pledge of a portion of such stock. The agreement also provides for (i) a $400,000 term life insurance policy and a $1,000,000 split dollar life insurance policy for the benefit of beneficiaries designated by Mr. Goodmanson, (ii) participation in the Company's 401(k) plan, (iii) certain travel and other privileges, (iv) certain registration rights in the event the Company registers a sale of its equity securities and (v) a severance payment (not to exceed 150% of Mr. Goodmanson's base salary) if the agreement is terminated for certain reasons. The agreement contains provisions relating to confidentiality of Company information and a non-competition clause covering a period of two years after termination of the agreement.

     Messrs. Franke and Goodmanson are both covered by the Company's current severance payment policy for executives. See "Compensation Committee
Report -- Other Benefits." However, any severance payment received by either of them under such policy will automatically reduce the amount of the severance payment otherwise payable to him under his employment agreement.

STOCKHOLDERS' AGREEMENT

     Holdings, TPG, TPG Parallel, Air Partners II, Continental and Mesa (the "Holders"), and certain designated stockholder representatives are parties to an agreement (the "Stockholders' Agreement") with respect to certain matters involving the Company. The agreement provides that, for a period lasting until the first annual stockholders' meeting after August 25, 1997 (the "Voting Period"), America West's Board of Directors will be comprised of up to 15 members consisting of (i) nine members designated by the Holders and (ii) five independent directors (the "Independent Directors") including (a) three directors designated by the official committee of the unsecured creditors, (b) one member designated by the official committee of the equity security holders and (c) one director from among the executive officers of the Company designated by the Board of Directors as existing prior to emergence from bankruptcy. The Stockholders' Agreement provides that during the Voting Period, the Holders will vote all of their shares of Common Stock in favor of the reelection of the initially designated Independent Directors for as long as such Independent Directors continue to serve.

     The Stockholders' Agreement also requires that no director nominated by the Holders will be an employee or officer of Continental. All directors who are selected by or who are directors of Continental or Mesa and all directors who are employees or officers of Mesa are required by the Stockholders' Agreement to recuse themselves from voting on or receiving information on any matters involving negotiations or direct competition between their respective companies and America West.

     In addition, the Stockholders' Agreement requires that, during the Voting Period, the approval of certain transactions in which the Holders or their affiliates may participate will require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of each class of common stock of the Company entitled to vote, voting as a single class and excluding any shares owned by the Holders or any of their affiliates (but not excluding any shares owned by Mesa). Transactions to which such restriction applies include any merger or consolidation of the Company with or into the Holders or any of their affiliates, any sale or other disposition of all or a substantial part of the assets of the Company to the Holders or any of their affiliates and certain other transactions with or involving the Company in which the Holders or any of their affiliates would acquire an increased percentage ownership of voting equity securities in the Company. The stockholder voting requirements specified above will not apply to a proposed action approved by at least three Independent Directors, unless otherwise required by applicable law. The Company does not believe these restrictions will have any adverse effects on the stockholders of the Company.

     Under the terms of the Stockholders' Agreement, neither the Holders nor any of their affiliates may sell or otherwise transfer any Common Stock (other than to an affiliate of the transferor) if, after giving effect thereto and any related transaction, the total number of shares of Class B Common Stock beneficially owned by the transferor is less than twice the total number of shares of Class A Common Stock beneficially owned by the transferor, except in certain circumstances (which include a transfer or disposition of all shares of Common Stock owned by such person, subject to other applicable provisions of the Stockholders' Agreement).

     In addition, the Stockholders' Agreement requires that, during the Voting Period, without the prior written consent of the Company given pursuant to a resolution adopted by the affirmative vote of not less than 75% of all directors of the Company, the Holders shall not sell, in a single transaction or related series of transactions, shares of Common Stock representing 51% or more of the combined voting power of shares of Common Stock then outstanding other than (i) pursuant to or in connection with a tender or exchange offer for all shares of Common Stock and for the benefit of all others of Class B Common Stock on a pro rata basis at the same price per share and on the same economic terms, (ii) to any affiliate of the Holders, (iii) pursuant to a bankruptcy or insolvency proceeding, (iv) pursuant to judicial order, legal process, execution or attachment, (v) in a public offering or (vi) in any other transaction where the purchase price per share is equal to or less than the then-current market price per share.

CERTAIN TRANSACTIONS

     AWA has entered into certain alliance agreements with Continental and Mesa (the "Alliance Agreements"). The Alliance Agreements are designed to enhance AWA's growth in revenue passenger miles and operating results. Continental and Mesa are principal stockholders of the Company. See "Principal Stockholders." AWA entered into several agreements with Continental in 1994 and 1995 to implement code sharing arrangements and to coordinate ground handling operations. AWA paid Continental approximately $21.7 million and received approximately $13.0 million from Continental for such services in 1996. In September 1992, prior to Mesa becoming a significant stockholder, AWA entered into a code sharing agreement with Mesa. Pursuant to this agreement, which establishes Mesa as a feeder carrier for AWA at its hub in Phoenix,

AWA assesses a per passenger charge for facilities, reservations and other services from Mesa for enplanements on the Mesa system. Such payments by Mesa to AWA totalled approximately $3.5 million for 1996.

     In the second quarter of 1996, AWA prepaid $25 million of its 10 3/4% Senior Unsecured Notes due 2005 held by Fidelity. Fidelity is one of the Company's principal stockholders. See "Principal Stockholders."

     In February 1996, the Company helped facilitate the sale by certain principal stockholders of 7,243,000 shares of its Common Stock pursuant to the Company's shelf registration statement filed with the Securities and Exchange Commission (File No. 333-02129). The stockholders participating in such sale were TPG, TPG Parallel, Air Partners II, Continental, Mesa and Lehman. Pursuant to its obligations under a registration rights agreement entered into in August 1994, the Company entered into an underwriting agreement in connection with the transaction containing customary provisions for transactions of such nature and incurred expenses of approximately $250,000.

     John F. Tierney, a director of the Company, is the assistant chief executive and finance director of GPA Group plc, an Irish aircraft leasing concern ("GPA"). AWA has entered into various aircraft acquisitions and leasing arrangements with GPA at terms comparable to those obtained from third parties for similar transactions. AWA currently leases eight aircraft from GPA; the rental payments for such leases amounted to $29.5 million for 1996. As of December 31, 1996, AWA was obligated to pay approximately $500 million under these leases which expire at various times throughout the year 2013.

     In November 1996, the America West Airlines 1996-1 Pass Through Trusts issued $218.6 million of pass through certificates representing fractional undivided interests in such trusts. These certificates were issued to refinance indebtedness incurred by the owner-trustees of eight aircraft and three spare engines (the "Equipment") which were subleased to AWA. Prior to the issuance of the certificates, the Equipment was leased to certain United States subsidiaries of GPA (the "GPA Subs"), which subleased the Equipment to AWA. As a result of the refinancing, the GPA Subs' interests under leases between the owners of the Equipment and the GPA Subs were assigned to AWA and the leases were amended and restated as leases between the owners and AWA, with each GPA Sub being released from certain of its future obligations thereunder.

     Also as a result of the refinancing, GPA, the GPA Subs and AWA entered into a Put Termination Agreement which terminated arrangements with GPA pursuant to which GPA could cause AWA to lease up to four additional aircraft prior to June 30, 1999. Pursuant to the Put Termination Agreement, AWA is obligated to make certain payments to the GPA Subs. For the period from November 26, 1996 to December 31, 1996, the GPA Subs received $44,000 from AWA. For the year 1997, the payments due to the GPA Subs under the Put Termination Agreement are estimated to be $500,000. As compared to the payments AWA was obligated to make under the prior subleases, the combined payments by AWA (i) under the Put Termination Agreement to the GPA Subs and (ii) under the restated leases to the owners of the Equipment, represent net savings to AWA of approximately $8 million over the remaining 15-year term of the leases. For the period from January 1, 1996, to November 26, 1996, payments from AWA to the GPA Subs under the subleases relating to the Equipment totaled approximately $30.4 million.

     In May 1996, the Company purchased Warrants to purchase 802,860 and 1,384,615 shares of the Company's Class B Common Stock from Continental and GPA, respectively, for $6,531,266 and $11,609,997, respectively.

     In March 1997, AWA purchased Warrants to purchase 1,584,915, 159,580 and 167,028 shares of Class B Common Stock from TPG, TPG Parallel and Air Partners II, respectively, for $11,062,706, $1,113,868 and $1,165,855, respectively.

     William A. Franke, Chairman of the Board and Chief Executive Officer of the Company, serves as a Director and Chairman of the Board of Airplanes Limited and the Controlling Trustee and Chairman of Airplanes U.S. Trust. Such entities were formed to acquire indirectly certain aircraft from GPA, two of which are leased indirectly to AWA. In 1997, AWA expects to enter into leasing arrangements for two additional aircraft from Airplanes U.S. Trust.

     The Company has made certain loans to Mr. Franke. If requested to do so, the Company is required to make certain loans to Mr. Goodmanson. See "Employment Agreements."

COMPENSATION COMMITTEE INTERLOCKS

     In 1996, the members of the Company's Compensation Committee were Ms. Bloch and Messrs. Kraemer (Chair), Bollenbach, Bradley and Schifter. Mr. Schifter is a vice president of TPG Advisors, which is the general partner of TPG GenPar, the general partner of TPG. TPG received Class A Common Stock and Class B Common Stock and warrants to purchase Class B Common Stock in exchange for its investment in AWA in connection with the Company's emergence from bankruptcy in 1994. See "Stockholders' Agreement." TPG, Mr. Franke and a third party control Newbridge America Fund, L.P., an investment fund ("Newbridge"). Mr. Franke and Mr. Schifter serve as Newbridge's managing partners. Further, Mr. Schifter serves of counsel to the law firm of Arnold & Porter, where he was a partner until July 1994. America West from time to time engages Arnold & Porter for certain legal services, none of which is performed by Mr. Schifter.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of reports on Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and reports on Form 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners under Section 16(a) of the Securities Exchange Act of 1934, as amended, were complied with during fiscal 1996 except that the Form 3 filed when Michael Carreon was promoted from his former position with the Company to his current position as Vice President and Controller inadvertently omitted disclosure of certain options to purchase shares of Class B Common Stock held by Mr. Carreon at such time. Such information was included in Mr. Carreon's Annual Statement of Beneficial Ownership on Form 5.

INDEPENDENT ACCOUNTANTS

     KPMG Peat Marwick LLP were the Company's independent accountants for 1996. Each of the Audit Committee and the Board of Directors has approved the selection of KPMG Peat Marwick LLP to audit the Company's financial statements for 1997. KPMG Peat Marwick LLP will have a representative at the Meeting who will have the opportunity to make a statement, if the representative desires to do so, and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS

     To be considered at the Company's 1998 Annual Meeting of Stockholders, a stockholder proposal must be received in proper form at the Company's principal executive office not less than 60 nor more than 90 days prior to the date of such Annual Meeting and must otherwise comply with the requirements of the Company's bylaws. To be considered for inclusion in the Company's Proxy Statement relating to the 1998 Annual Meeting of Stockholders, a stockholder proposal must be received in proper form at the Company's principal executive office no later than November 27, 1997, and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.

ANNUAL REPORT AND INFORMATION FOR STOCKHOLDERS

     The annual report to stockholders, including financial statements, accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. THE COMPANY WILL FURNISH A COPY WITHOUT CHARGE OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, INCLUDING FINANCIAL STATEMENTS BUT WITHOUT EXHIBITS, TO EACH PERSON WHOSE VOTE IS SOLICITED BY THIS PROXY STATEMENT, UPON WRITTEN REQUEST TO PATRICIA PENWELL, CORPORATE SECRETARY, AMERICA WEST HOLDINGS CORPORATION, 51 W. THIRD STREET, TEMPE,

ARIZONA 85281. Upon request and payment of the Company's reasonable expense of furnishing the exhibit requested, the Company will furnish any exhibit to the Form 10-K to any person whose vote is solicited by this Proxy Statement.

OTHER MATTERS

     It is not anticipated that there will be presented to the Meeting any business other than election of directors (Proposal 1) and the amendment of the Incentive Plan (Proposal 2). If any other matters requiring the vote of the stockholders arise, including the question of adjourning the meeting and other matters not known reasonably in advance by the Company, the persons appointed as proxies in the accompanying proxy will vote on such matters according to their best judgment.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS URGES YOU TO VOTE FOR THE NOMINEES FOR THE BOARD OF DIRECTORS DESCRIBED BELOW. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES, SUBJECT TO THE CONDITION THAT IF ANY OF THE NAMED NOMINEES SHOULD BE UNABLE TO SERVE, DISCRETIONARY AUTHORITY IS RESERVED TO VOTE FOR A SUBSTITUTE. NOMINEES FOR DIRECTOR WILL BE ELECTED BY PLURALITY OF THE VOTES CAST AT THE MEETING.

     It is proposed that 15 directors be elected, each to hold office for a term of one year and until his or her successor shall have been properly elected and shall qualify. Each of the following nominees is a director of the Company at the present time.

     The nominees for directors of Holdings and the nominees for directors of AWA are identical. A vote for a nominee to the Board of Directors of Holdings constitutes a vote for such nominee to also serve as a member of the Board of Directors of AWA.

     WILLIAM A. FRANKE -- AGE 59. Chairman of the Board and Chief Executive Officer of Holdings; Chairman of the Board of AWA -- (Executive Committee). Mr. Franke was named Chairman of the Board of Directors of AWA in September 1992. From January 1, 1994 to February 4, 1997, Mr. Franke served as AWA's Chief Executive Officer and from May 23, 1996 to February 4, 1997 he served as the AWA's President. In addition to his responsibilities at the Company, Mr. Franke serves as president of Franke & Company, Inc., a financial services company he has owned since May 1987. Mr. Franke serves as a director of Phelps Dodge Corp., Central Newspapers Inc., the Air Transport Association of America, Beringer Wine Estates, Inc. and Mtel Latin America, Inc. Mr. Franke serves as a Director and Chairman of the Board of Airplanes Limited and a controlling trustee and chairman of Airplanes U.S. Trust, entities involved in aircraft financing and leasing. Mr. Franke also serves as a managing partner of Newbridge Latin America L.P., an investment fund controlled by TPG ("Newbridge").

     RICHARD R. GOODMANSON -- AGE 49. President and Director of Holdings; President, Chief Executive Officer and Director of AWA. Mr. Goodmanson joined the Company in June 1996 and became a member of America West's Board of Directors effective on October 15, 1996. On February 4, 1997, Mr. Goodmanson was elected President of Holdings and President and Chief Executive Officer of AWA. From 1992 until 1996, Mr. Goodmanson served as Senior Vice President of Operations at Frito-Lay, Inc. From 1980 until 1992, Mr. Goodmanson served as a principal at the consulting firm of McKinsey and Company, Inc.

     JULIA CHANG BLOCH -- AGE 55. (Compensation Committee). Ms. Bloch has been a member of America West's Board of Directors since August 26, 1994. Ms. Bloch is currently the president of the United States-Japan Foundation. From June 1993 to June 1996, Ms. Bloch served as the group executive vice president, corporate relations of Bank of America Corporation. Ms. Bloch served as the U.S. Ambassador to Nepal from September 1989 through May 1993. Ms. Bloch is a board member of the American Refugee Committee and the Himalaya Foundation and serves as a trustee of the Asian Art Museum and the Asia Society.

     STEPHEN F. BOLLENBACH -- AGE 54. (Compensation Committee, Special Committee). Mr. Bollenbach has been a member of America West's Board of Directors since August 26, 1994. He has been president and chief executive officer and a director of Hilton Hotels Corporation since February 1996. He served as senior executive vice president and chief financial officer of The Walt Disney Company from May 1995 to February 1996. Prior to May 1995, he was president and chief executive officer of Host Marriott Corp. He served as executive vice president and chief financial officer of The Marriott Corporation from 1992 until 1993. Mr. Bollenbach served as chief financial officer of the Promus Companies from 1986 to 1990 and served as chief financial officer for the Trump Organization from 1990 to 1992. Mr. Bollenbach is a nominee for the Board of Directors of Time Warner, Inc. and serves as a director of Ladbroke Group plc, Hilton Hotels Corporation and its subsidiaries, American Gaming Association and Kmart Corporation.

     FREDERICK W. BRADLEY, JR. -- AGE 70. (Compensation Committee, Executive Committee, Special Committee). Mr. Bradley has been a member of America West's Board of Directors since September 1992. Until his retirement, Mr. Bradley was a senior vice president of Citibank/Citicorp's Global Airline and Aerospace business. Mr. Bradley joined Citibank/Citicorp in 1958. In addition, Mr. Bradley is a member of the board of directors of Banner Aerospace, First Citicorp Life Insurance Co., Shuttle, Inc. (USAir Shuttle) and the Institute of Air Transport, Paris, France. Mr. Bradley also is chairman of the board of directors of Aircraft Lease Portfolio Securitization 92-1 Ltd. and Aircraft Lease Portfolio Securitization 94-1 Ltd. as well as President of IATA's International Airline Training Fund of the United States.

     JAMES G. COULTER -- AGE 37. (Executive Committee). Mr. Coulter has been a member of America West's Board of Directors since August 26, 1994. Since 1992, Mr. Coulter has been a managing director of Texas Pacific Group, an investment firm. From 1986 to August 1992, Mr. Coulter was vice president of Keystone, Inc. (formerly Robert M. Bass Group, Inc.), a private investment firm based in Fort Worth, Texas. From April 1993 until he became a member of the Company's Board, Mr. Coulter was a member of the board of directors of Continental. Mr. Coulter also serves as Co-Chairman of the Board of Beringer Wine Estates, Inc. and is a director of Allied Waste Industries, Inc., Del Monte Holdings, Co. and Virgin Cinemas, Ltd.

     JOHN F. FRASER -- AGE 66. Mr. Fraser has been a member of America West's Board of Directors since August 26, 1994. Mr. Fraser currently serves as vice chairman and director of Russel Metals, Inc. (formerly Federal Industries, Ltd.), and has served in such position since May 1995. Mr. Fraser joined Federal Industries Ltd. as president and chief executive officer in 1978 and was elected chairman of the board in 1992. Mr. Fraser is a director and chairman of the board of Air Canada, and a director of Bank of Montreal, Centra Gas Manitoba Inc., Coca-Cola Beverages Ltd., Inter-City Products Corporation, Shell Canada Limited, The Thomson Corporation and Manitoba Telecom Services Inc.

     JOHN L. GOOLSBY -- AGE 55. (Audit Committee, Special Committee). Mr. Goolsby has been a member of America West's Board of Directors since August 26, 1994. He is the president and chief executive officer of The Howard Hughes Corporation (formerly named Summa Corporation), a subsidiary of The Rouse Company engaged in the development and management of office and industrial buildings and large scale land development in Nevada and Southern California. In addition, Mr. Goolsby serves as a director of Nevada Power Company and Bank of America Nevada.

     RICHARD C. KRAEMER -- AGE 53. (Compensation Committee, Special Committee). Mr. Kraemer has been a member of America West's Board of Directors since September 1992. Mr. Kraemer is currently president of Chartwell Capital, Inc., a private investment company. He served as Chief Executive Officer and President of UDC Homes, Inc., a Phoenix-based homebuilding company ("UDC"), from October 1994 until March 1996. Mr. Kraemer was President and Chief Operating Officer of UDC from 1985 until October 1994. He was also director of UDC from 1980 until March 1996. UDC filed for protection under Chapter 11 of the U.S. Bankruptcy Code in May 1995. The plan for the reorganization of UDC was confirmed by the bankruptcy court on October 3, 1995, and consummated on November 14, 1995.

     JOHN R. POWER, JR. -- AGE 41. (Executive Committee). Mr. Power has been a member of America West's Board of Directors since August 26, 1994. He is president of The Patrician Corporation, an investment company. Prior to joining The Patrician Corporation, Mr. Power served as senior manager at

Continental Bank. Mr. Power also serves as a director of NRS Services and a subsidiary of the J. I. Case Corporation.

     LARRY L. RISLEY -- AGE 52. (Audit Committee). Mr. Risley has been a member of America West's Board of Directors since August 26, 1994. He has been the chief executive officer and chairman of the board of directors of Mesa since the founding of the company in 1983. From 1979 to 1982, Mr. Risley was president of Mesa Aviation Services, Inc.

     FRANK B. RYAN -- AGE 60. (Audit Committee). Dr. Ryan has been a member of America West's Board of Directors since March 17, 1995. Since August 1990, Dr. Ryan has been a professor of mathematics and of computational and applied mathematics, and was formerly the vice president of external affairs, of Rice University. From 1988 to 1990, Dr. Ryan served as president and chief executive officer of Contex Electronics, Inc., an electronic component manufacturing company. Dr. Ryan serves as a director of Danielson Holding Corporation, Siena Holdings, Inc. and Sequoia Systems, Inc. and as a governor advisor to Rice University.

     RICHARD P. SCHIFTER -- AGE 44. (Compensation Committee). Mr. Schifter has been a member of America West's Board of Directors since August 26, 1994. He has been a managing director of Texas Pacific Group, an investment firm, since July 1994. Mr. Schifter serves of counsel to the Washington, D.C. based law firm of Arnold & Porter, where he was an associate from 1979 to 1986 and a partner from 1986 to July 1994. Mr. Schifter serves on the board of directors of TPG Communications, Ryanair Holdings plc and Mtel Latin America, Inc. and also serves as a managing partner of Newbridge.

     JOHN F. TIERNEY -- AGE 51. Mr. Tierney has served as a member of America West's Board of Directors since December 1993. Mr. Tierney is the assistant chief executive and finance director of GPA, and has served GPA in such capacity since 1993. From 1981 to 1993, he served as chief financial officer of GPA.

     RAYMOND S. TROUBH -- AGE 70. (Audit Committee). Mr. Troubh has been a member of America West's Board of Directors since August 26, 1994. He is a financial consultant and currently serves on the board of directors of ADT Limited, ARIAD Pharmaceuticals, Inc., Becton, Dickinson and Company, Diamond Offshore Drilling, Inc., Foundation Health Corporation, General American Investors Company, The MicroCap Fund, Inc., Olsten Corporation, Petrie Stores Corporation, Time Warner Inc., Triarc Companies, Inc. and WHX Corporation.

                                  PROPOSAL 2:

              AMENDMENT TO AMERICA WEST 1994 INCENTIVE EQUITY PLAN

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND URGES YOU TO VOTE FOR THE PROPOSED AMENDMENT TO THE INCENTIVE PLAN AS DESCRIBED BELOW. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. PROPOSAL 2 WILL BE ADOPTED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES PRESENT IN PERSON OR BY PROXY AT THE MEETING AND ENTITLED TO VOTE.

     The Board of Directors recommends the approval of an amendment to the America West 1994 Incentive Equity Plan (as amended through and in effect on January 1, 1997, the "Incentive Plan") that would increase the maximum number of shares available under the Incentive Plan from 3,500,000 to 7,500,000. The Incentive Plan was adopted by the Board of Directors on December 1, 1994, and was submitted to and approved by the Company's stockholders at the 1995 Annual Meeting of Stockholders. The Incentive Plan authorizes the Company to grant stock options, SARs, performance units, restricted stock, unrestricted stock, director options, phantom shares and cash tax rights in an amount of up to 3,500,000 shares of Class B Common Stock.

     The Company's executive compensation program was developed with the assistance of an independent nationally-recognized consulting firm. In determining the appropriate action to be recommended with respect to the Incentive Plan and this PROPOSAL 2, the Board of Directors considered the advice of such firm, including information concerning the practices of other major airlines with respect to stock-based compensation.

     A key component of the Company's executive compensation program consists of stock-based compensation under the Incentive Plan. As is discussed in the report of the Compensation Committee included elsewhere in this Proxy Statement, the Company's strategy with respect to base salaries for key salaried employees is designed, in part, to reduce the emphasis on fixed compensation by positioning base salaries below industry levels. Greater emphasis is therefore placed on stock-based compensation and incentive cash bonuses as a means of attracting, compensating and retaining key employees. The stock-based compensation is designed to compensate participants in a way that provides a long-term incentive for future performance, thus more closely linking the interests of the participants with the long-term interests of the stockholders of the Company. In order to continue to utilize the Incentive Plan for stock-based compensation awards, the number of available shares must be increased above the current limit of 3,500,000 shares.

     The Board of Directors believes that 4,000,000 additional shares are needed for awards under the Incentive Plan in order for the Company to have the flexibility to provide appropriate incentive awards to key employees. In determining the appropriate increase in the number of shares available, the Board considered a variety of factors, including: (i) the Company's compensation strategy and philosophy, which stresses performance related and stock-based and incentive-type compensation over fixed salaries, (ii) that the number of shares available under the Incentive Plan was exhausted by granting stock options required to attract and build the Company's new management team that is now largely in place, (iii) that a significant number of the stock options previously granted to key employees are subject to stockholder approval of PROPOSAL 2, (iv) that sufficient additional shares should be made available to cover grants anticipated to be made over the next several years and (v) that the percentage of outstanding common shares utilized by the Company for employee and director compensation under the Incentive Plan is at the low end of the range as compared to AWA's industry peer group. Consistent with the Company's compensation strategy, the Company has changed the way it compensates its directors. This change also requires additional awards under the Incentive Plan. See "General Information -- Director Compensation."

     In evaluating the impact of increasing the available shares under the Incentive Plan, the Board of Directors also considered that shares covered by options granted under the Incentive Plan will become issuable over a period of years due to vesting requirements, and that the increase in number of outstanding shares attributable to stock based awards under the Incentive Plan is offset to some extent by the Company's repurchases of its Class B Common Stock and Warrants pursuant to the Company's repurchase plan. Pursuant to the repurchase plan the Company is authorized to purchase up to 2.5 million shares of its Class B Common Stock and all of its originally outstanding 10.4 million outstanding Warrants. The Company has previously purchased 1.4 million shares of Class B Common Stock and 4.1 million Warrants pursuant to the plan.

     Based on the foregoing, the Board of Directors has adopted, subject to stockholder approval, a proposal to amend Section 3 of the Incentive Plan to increase the number of shares in respect of which awards may be made under the Incentive Plan to 7,500,000. If PROPOSAL 2 is not approved by the Company's stockholders, the Company could be forced to change its compensation strategy for both key employees and non-employee directors by increasing cash compensation to make up for the inability to award stock-based compensation under the Incentive Plan. Moreover, the failure of PROPOSAL 2 could adversely affect the ability of the Company to attract and retain high quality employees.

     Section 3 of the Incentive Plan currently provides that, subject to adjustment as described below, the maximum number of shares of Class B Common Stock available for awards under the Incentive Plan is a total of 3,500,000 shares of Class B Common Stock of which no more than 1,500,000 shares may be issued as restricted stock or bonus stock. The maximum aggregate number of shares of Class B Common Stock available for stock options and SARs awarded to any person during the term of the Incentive Plan is 350,000 shares per year, subject to adjustment as described below. The maximum number of shares of restricted stock that may be granted to an employee in a calendar year is 150,000 shares.

     The following summary describes briefly the principal features of the Incentive Plan, and is qualified in its entirety by reference to the full text of the Incentive Plan, as amended by the proposed Second Amendment, the full text of which Amendment is provided as Appendix A to this Proxy Statement.

ELIGIBILITY FOR PARTICIPATION

     All officers and employees of the Company or any subsidiary of the Company and all non-employee directors of the Company will be eligible for participation in certain Awards under the Incentive Plan. Currently, the Company has approximately 68 employees and non-employee directors eligible to participate in the Incentive Plan.

ADMINISTRATION

     The Incentive Plan is administered by the Compensation Committee. Under the terms of the Incentive Plan, the Compensation Committee must consist entirely of "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee will select the participants who will receive Awards, determine the type and terms of Awards to be granted and interpret and administer the Incentive Plan.

AMENDMENT AND TERMINATION

     The Board of Directors may terminate or amend the Incentive Plan without stockholder approval, except that stockholder approval is required for any amendment that would cause the Incentive Plan to cease to satisfy the requirements of Rule 16b-3 of the Exchange Act.

TERM OF THE INCENTIVE PLAN

     Unless sooner terminated, the Incentive Plan will terminate on November 30, 2004, after which time no additional Awards may be made.

EMPLOYEE STOCK OPTIONS

     Stock options granted under the Incentive Plan are subject to the terms and conditions determined by the Compensation Committee, except that: (i) no stock options may be granted after the termination of the Incentive Plan; (ii) the option exercise price cannot be less than the market value per share of Class B Common Stock at the date of grant; and (iii) no stock option may be exercised more than 10 years after it is granted. Stock options may be granted as incentive stock options ("ISOs") under Section 422 of the Code, non-qualified stock options or a combination thereof.

     The Compensation Committee determines the form in which payment of the exercise price may be made, including cash, shares of Class B Common Stock or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price.

NON-EMPLOYEE DIRECTOR STOCK OPTIONS

     Each non-employee director automatically receives on the day after each annual stockholders' meeting an option to purchase 3,000 shares of Class B Common Stock at an exercise price per share equal to the fair market value of the Class B Common Stock on the date of grant. Each new non-employee director will receive an initial option Award to purchase 3,000 shares of Class B Common Stock on the date of election at an exercise price per share equal to the fair market value of the Class B Common Stock on the date of grant. Neither the Compensation Committee nor the Board of Directors has any discretion with respect to non-employee director stock options. Each such option shall become exercisable six months from the date of grant and have a term of 10 years subject to earlier termination depending upon continuity of service on the Board.

STOCK APPRECIATION RIGHTS

     An SAR may be granted in tandem with stock options or separate and apart from a grant of option rights. The grant price of an SAR shall not be less than the fair market value per share of Class B Common Stock on the date of grant.

STOCK GRANTS

     The Compensation Committee may also authorize grants of restricted stock. Restricted stock may not be disposed of by the participant until the restrictions specified in the Award expire. The participant will have, with respect to restricted stock, the right to vote the shares and, subject to limitations (if any) established by the Compensation Committee, receive any cash dividends. Except as otherwise determined by the Compensation Committee, upon termination of a participant's employment for any reason during the restriction period, all restricted stock will be forfeited by the participant. The maximum number of shares of restricted stock that may be granted to an employee in a calendar year is 150,000 shares. The Compensation Committee may deliver unrestricted awards of Class B Common Stock to eligible employees as additional compensation for the employee's services to the Company.

     Subject to certain limitations, each non-employee director automatically receives on each December 31 while in office (commencing December 31, 1997) that number of unrestricted shares of Class B Common Stock determined by dividing $13,000 by the closing market price per share on December 31 of the preceding year. Neither the Compensation Committee nor the Board of Directors has any discretion with respect to the non-employee director awards.

PHANTOM SHARES

     The Compensation Committee may grant Awards of phantom shares, payable in cash, shares of Class B Common Stock or a combination thereof, in consideration of the fulfillment of such conditions as the Compensation Committee may specify. The maximum number of phantom shares that may be granted to an employee in any calendar year is 150,000 phantom shares.

PERFORMANCE UNITS

     Performance units are units equivalent to $100 (or such other value as the Compensation Committee determines) and may consist of payments in cash, shares of Class B Common Stock or a combination thereof, payable upon the achievement of certain performance goals. The Compensation Committee shall determine the performance goals to be achieved during any performance period and the length of any performance period. The maximum amount of compensation that may be subject to any performance unit grant made to any one employee in a calendar year is $1.5 million.

CASH TAX RIGHTS

     The Compensation Committee may grant cash tax rights in tandem with any Award payable in shares of Class B Common Stock. A cash tax right is a right to receive cash upon receipt of the shares of Class B Common Stock pursuant to the tandem Award.

PERFORMANCE GOALS

     The Compensation Committee may, but is not required to, subject any Award to the attainment of certain performance goals. Such performance goals, which may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of the division, department or function within the Company or a subsidiary in which the employee receiving the Award is employed or in individual or other terms, and which will relate to a period of time determined by the Compensation Committee. The performance goals intended to qualify under Section 162(m) of the Code shall be with respect to one or more of the following: (i) earnings before interest, taxes, depreciation and amortization expenses ("EBITDA"); (ii) earnings before interest and taxes ("EBIT"); (iii) EBITDA, EBIT or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue; return on total capital; (iv) total stockholder return; (v) stock price performance; (vi) average revenue per available seat mile; (vii) average cost per available seat mile; and (viii) surveys of airline customer satisfaction. Which objectives to use with respect to an Award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company-established budget or target, an index or a peer group of airlines, shall be determined by the Compensation Committee in its discretion at the time of grant of the Award. A performance goal need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses. With respect to an Award that is subject to performance goals, the Compensation Committee must first certify that the performance goals have been achieved before the Award may be paid.

TRANSFERABILITY

     No Award under the Incentive Plan that has not become payable or earned is transferable other than by will or the laws of descent and distribution. However, the Compensation Committee is authorized to adopt rules and guidelines whereby Awards could be transferred to family members, trusts and certain other entities for estate planning purposes.

ADJUSTMENTS

     The Compensation Committee may provide for adjustment of Awards under the Incentive Plan if it determines such adjustment is required to prevent dilution or enlargement of the rights of participants in the Incentive Plan that would otherwise result from a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, reorganization or other similar corporate transaction.

           CERTAIN FEDERAL INCOME TAX CONSEQUENCES RELATING TO AWARDS
                            UNDER THE INCENTIVE PLAN

     The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Incentive Plan based on federal income tax laws in effect on January 1, 1997. This summary is not intended to be exhaustive and does not describe state or local tax consequences. Additional or different federal income tax consequences to the employee or the Company may result depending upon other considerations not described below.

TAX CONSEQUENCES TO PARTICIPANTS

     Non-qualified Stock Options. In general: (i) no income will be recognized by an optionee at the time a non-qualified stock option (an option not qualified under Section 422 of the Code) ("NQO") is granted, (ii) at the time of exercise of a NQO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a NQO, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short term or long term capital gain (or loss) depending on how long the shares have been held.

     Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option ("ISO"), although the excess of the fair market value on the date of exercise over the option price is included in alternative minimum taxable income for alternative minimum tax purposes. If shares of Class B Common Stock are issued to an optionee pursuant to the exercise of an ISO and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then, upon the sale of the shares, any amount realized in excess of the option price will be taxed to the optionee as long term capital gain and any loss sustained will be a long term capital loss.

     If shares of Class B Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short term or long term capital gain (or loss) depending on the holding period.

     Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash and the fair market value of any nonrestricted shares of Class B Common Stock received pursuant to the exercise.

     Restricted Stock. A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock reduced by any amount paid by the recipient at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under
Section 83 (b) of the Code within 30 days of the date of transfer of shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

     Unrestricted Stock. The recipient of unrestricted stock generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Class B Common Stock on the date that such shares are transferred to the recipient, reduced by any amount paid by the recipient, and the capital gain or loss holding period for such shares will also commence on that date.

     Performance Units. No income generally will be recognized upon the grant of performance units. Upon payment in respect of earned performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Class B Common Stock received less any amount paid for such award at the time of payment or transfer pursuant to the achievement of the performance goals.

     Cash Tax Rights. No income will be recognized upon the grant of a cash tax right. The recipient of a cash tax right will be subject to tax at ordinary income rates on the cash received pursuant to the Award.

     Special Rules Applicable to Officers and Directors. Where the sale of stock that is received as the result of a grant of an Award could subject an officer or director to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer or director may differ from the tax consequences described above. In these circumstances, the principal difference usually will be to postpone the taxation (and valuation) of the stock received so long as the sale of the stock received could subject the officer or director to suit under
Section 16(b) of the Exchange Act, but not longer than six months.

TAX CONSEQUENCES TO THE COMPANY

     To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction for federal income tax purposes provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code and (ii) the $1 million limitation of Section 162(m) of the Code is not exceeded.

AMENDED INCENTIVE PLAN BENEFITS

     The following tables sets forth, as to (i) each of the Named Executive Officers, (ii) all current executive officers of the Company as a group, (iii) all current directors who are not executive officers as a group, and (iv) all employees, including all current officers who are not executive officers, as a group, the number of shares covered by awards under the Incentive Plan in 1996. Other than the automatic annual option grants to non-employee directors described under "General Information -- Director Compensation" (which are subject to the limitation of the number of shares of Common Stock available under the Incentive Plan), it is not possible to determine at this time the number of shares of Common Stock covered by awards under the Incentive Plan that may be granted in the future to any executive officer, director, employee, or group thereof.

                    AMERICA WEST 1994 INCENTIVE EQUITY PLAN

                                                                             NUMBER OF SHARES
                                                                             COVERED BY 1996
                NAME                                POSITION                  AWARDS (1)(2)
------------------------------------  ------------------------------------   ----------------
William A. Franke...................  Chairman and Chief Executive Officer         179,000(3)
                                      of Holdings; Chairman of AWA
Richard R. Goodmanson...............  President of Holdings; President and         400,000(4)
                                      Chief Executive Officer of AWA
John R. Garel.......................  Senior Vice President-Marketing and           85,000
                                      Sales of AWA
W. Douglas Parker...................  Senior Vice President and Chief               85,000
                                      Financial Officer of AWA and
                                      Holdings
Michael A. Vescuso..................  Senior Vice President-Human                   85,000
                                      Relations of AWA
EXECUTIVE GROUP (9 persons)...............................................       1,158,000
NON-EXECUTIVE DIRECTOR GROUP
  (13 persons)............................................................          39,000
NON-EXECUTIVE EMPLOYEE GROUP
  (59 persons)............................................................       1,019,000

---------------
(1) For information on options granted in 1996 under the Incentive Plan, see "Executive Compensation -- Option Grants Table."

(2) Includes 1,041,000 shares covered by stock option grants with a grant date of October 28, 1996 which are subject to stockholder approval of PROPOSAL 2.

(3) Includes 108,000 shares of restricted stock.

(4) Includes 50,000 shares of restricted stock.

RECENT MARKET VALUE OF COMMON STOCK

     On March 31, 1997, the last reported sale price of the Class B Common Stock on the New York Stock Exchange was $15.625 per share.

                                   APPENDIX A

                        SECOND AMENDMENT TO AMERICA WEST
                           1994 INCENTIVE EQUITY PLAN

     WHEREAS, America West Holdings Corporation (the "Company") has heretofore adopted the America West 1994 Incentive Equity Plan (the "Incentive Plan"); and

     WHEREAS, the Incentive Plan has been heretofore amended by a First Amendment dated as of January 1, 1997;

     WHEREAS, the Company desires to further amend the Incentive Plan in order to increase the maximum number of shares available under the Incentive Plan from 3,500,000 to 7,500,000;

     NOW, THEREFORE, Section 3 of the Incentive Plan is hereby amended by changing the first sentence thereof to read in its entirety as follows:

     Subject to adjustments as provided in Paragraph 13, (i) 7,500,000 is the maximum number of shares of Common Stock which may be issued or transferred and covered by all outstanding Awards under this Plan, of which number no more than 1,500,000 shares will be issued or transferred as Restricted Stock or Bonus Stock and (ii) 350,000 is the maximum number of shares of Common Stock which may be issued pursuant to or covered by Option Rights and Appreciation Rights granted under this Plan to any one Participant during any calendar year.

Notwithstanding the foregoing, this Second Amendment shall not become effective for any purpose unless and until it is approved by the Company's stockholders.

                       AMERICA WEST HOLDINGS CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

    SOLICITED BY THE BOARD OF DIRECTORS OF AMERICA WEST HOLDINGS CORPORATION

     The undersigned hereby appoints William A. Franke and W. Douglas Parker and each of them as proxies, with full power of substitution, to vote all shares of Class A Common Stock and Class B Common Stock of America West Holdings Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on May 2, 1997, or at any adjournment or postponement thereof as set forth on the reverse side of this proxy.

     Any executed proxy which does not designate a vote with respect to a proposal shall be voted in favor of that proposal.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     Nominees: William A. Franke, Julia Chang Bloch, Stephen F. Bollenbach, Frederick W. Bradley, Jr., James G. Coulter, John F. Fraser, Richard R. Goodmanson, John L. Goolsby, Richard C. Kraemer, John R. Power, Jr., Larry L. Risley, Frank B. Ryan, Richard P. Schifter, John F. Tierney and Raymond S. Troubh.

/ / FOR all nominees listed below    / / WITHHOLD All

/ / FOR All
    Except those whose name(s) appear below.

------------------------------------------------------------------------------

        PROPOSAL 2: AMENDMENT OF AMERICA WEST 1994 INCENTIVE EQUITY PLAN

                   / / FOR      / / AGAINST     / / ABSTAIN

     Please check the following box if you plan to attend the Annual Meeting of Stockholders in person. / /

     ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSAL 1 (ALL NOMINEES), "FOR" PROPOSAL 2 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

     YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO COMMENCEMENT OF VOTING AT THE MEETING.

                                   Dated:________________________________, 1997

                                   ____________________________________________
                                                 SIGNATURE(s)

     Please sign exactly as name appears on this card. Joint owners should each sign. Executors, administrators, trustees, etc., should give their full titles.

  PLEASE COMPLETE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.

  FAILURE TO SIGN AND DATE THIS PROXY MAY RESULT IN IT BEING DECLARED INVALID.